PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of this 1st day of November, 2016 (the “Effective Date”), is made and entered into by and between GLOBAL MEDICAL REIT, INC., a Maryland corporation (“Purchaser”), and SUNLINK HEALTHCARE PROFESSIONAL PROPERTY, LLC, a Georgia limited liability company (“Seller”).

RECITALS:

A.    WHEREAS, Seller owns approximately 6.6 acres of improved real property commonly known as 822, 824 and 826 Industrial Boulevard, Ellijay, Georgia. 822 Industrial Boulevard is improved with an approximately 38,446 square foot building currently used as a medical office building. 824 Industrial Boulevard is improved with an approximately 4,416 square foot building currently used as a community center. 826 Industrial Boulevard is improved with an approximately 1,300 square foot building currently used as a physician lounge and storage for records. Said buildings, together with the real property, all other improvements located thereon and all appurtenances thereto (the “Facility”), which defined term shall include all of the Assets (as defined in Recital B below) applicable to the Facility.

B.    WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase, accept and assume from Seller, and Seller will sell, convey, transfer and assign to Purchaser, the following, hereinafter collectively referred to as the “Assets”:

(i)    Seller’s fee simple title to the parcel(s) of real property on which the Facility is located, such real property being more particularly described on Exhibit A, attached hereto (the “Real Property”);

(ii)    Seller’s fee simple title in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Real Property (collectively, the “Improvements”);

(iii)    all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Real Property, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Real Property, and any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Real Property by reason of a change of grade thereof, and all other accessions, appurtenant rights, and privileges of Seller in and to the Real Property and the Improvements;

(iv)    all fixtures owned by Seller located at the Facility (the “Personal Property);

(v)    all licenses, permits and warranties benefiting the Facility that are held in Seller’s name; and

(vi)    all right, title and interest in and to the lease to Piedmont Mountainside Hospital, Inc. (“Tenant”) dated July 1, 2016 (the “Facility Lease”).

NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.1    Transfer of Assets. For and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, and subject to the terms and conditions herein provided, Seller shall convey, transfer and assign the Assets to Purchaser.

1.2    Closing.

(a)    Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder (the “Closing”) shall occur on or before 2:00 p.m. CT on the date fifteen (15) days after the expiration of the Due Diligence Period (as defined in Section 1.8(b) below) (the “Closing Date”). The Closing will be effective for accounting purposes as of 12:01:01 a.m. on the Closing Date such that the Closing Date will be a day of income and expense to Purchaser.

(b)    On the Closing Date, all documents and other materials required from Seller under Section 9.1(b) (collectively, the “Seller Documents”) and from Purchaser under Section 9.1(c) (collectively, the “Purchaser Documents”) in order to effectuate the consummation of the Closing shall be delivered to the offices of the Purchaser, or at such other date, time and place as Purchaser may reasonably require taking into account the relative location of any lenders. Notwithstanding the foregoing, (i) Seller may deliver all of the Seller Documents required hereunder to the Title Company (as defined in Section 4.9(b) below), as escrow agent (“Escrow Agent”) or Purchaser’s counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier, and (ii) Purchaser may deliver all of the Purchaser Documents required hereunder to Escrow Agent on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier.

1.3    Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Assets shall be Four Million Nine Hundred Thousand and No/100 Dollars ($4,900,000.00), subject to the prorations and further adjustments as provided for in this Agreement. At the Closing, the Purchase Price shall be paid in cash, subject to the prorations and further adjustments as provided for in this Agreement, by wire transfer of immediately available federal funds to Escrow Agent (“Cash Proceeds”).

1.4    Deposit. Within three (3) Business Days following the Effective Date Purchaser will deposit the sum of Fifty Thousand and No/100 Dollars ($50,000.00) (the “Initial Deposit”) with the Title Company as provided herein (such amount together with the Additional Deposit, as defined in Section 1.7(b), are herein referred to as the “Deposit”). At Closing, the Deposit shall be applied to the Purchase Price.

1.5    Payment of Purchase Price. At Closing, Purchaser shall pay the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Purchaser or Seller as specified in this Agreement, as set forth in Section 1.3 hereof.

1.6    No Assumed Liabilities. Except for the Facility Lease, Purchaser shall not assume any contracts, equipment leases, leases or any other liabilities or obligations of Seller whatsoever, fixed or contingent, at Closing, and Seller shall remain fully liable for all obligations thereon. There shall be no adjustment between Purchaser and Seller of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that Tenant, as Tenant under the Facility Lease, shall be obligated to pay the same under the terms thereof from and after the Closing Date.

1.7    Due Diligence Period.

(a)    Seller and Purchaser hereby acknowledge that, as of the Effective Date, Purchaser has not yet had an opportunity to conduct full due diligence or fully review and evaluate all aspects of this transaction and the condition and suitability of the Assets. In order to enable Purchaser to commence its due diligence review in a timely and efficient manner, Seller agrees to make available for inspection by Purchaser the items, to the extent in Seller’s possession, which are identified on Purchaser’s preliminary due diligence checklist attached hereto as Exhibit B (the “Preliminary Due Diligence Checklist”) on or before the date five (5) Business Days after the Effective Date (the “Diligence Delivery Date”). Purchaser may supplement the Preliminary Due Diligence Checklist as Purchaser deems appropriate and Seller shall endeavor to make available the supplemental items, to the extent in Seller’s possession, to Purchaser within five (5) Business Days after receipt of written request by Purchaser. To the extent Seller has any of the items on the Preliminary Due Diligence Checklist in electronic format, Seller will grant access to Purchaser to an electronic data room where copies of those items to are posted. To the extent Seller has in its possession items on the Preliminary Due Diligence Checklist only in hardcopy, but not in electronic format, Seller shall make copies of those items available for inspection by Purchaser at Purchaser’s offices or deliver them to Purchaser via overnight courier. Seller shall endeavor to organize such materials in accordance with the Preliminary Due Diligence Checklist and identify each item with reference to the number assigned to it on the Preliminary Due Diligence Checklist.

(b)    For the period (as such period may be extended pursuant to Section 4.10(c), the “Due Diligence Period”) commencing on the Effective Date and continuing until 6:00 p.m. CT on the thirtieth (30th) day thereafter, Purchaser shall have the right to terminate this Agreement by written notice to Seller in the event Purchaser, in Purchaser’s sole discretion, is not satisfied with the Assets for any reason, which reason need not be specified in such notice, provided that such notice is delivered (in accordance with the provisions of this Agreement) to Seller on or before 6:00 p.m. CT on the last day of the Due Diligence Period. If such notice of termination is so delivered on or before 6:00 p.m. CT on the last day of the Due Diligence Period, then this Agreement shall terminate, the Deposit shall be refunded to Purchaser, and the parties shall thereafter be released from all further duties and obligations under this Agreement except for the obligation of Purchaser to indemnify Seller for any physical damage to any of the

Assets caused by Purchaser’s environmental inspection or other due diligence inspection. If this Agreement is not terminated as set forth in this Section 1.7 or as otherwise provided herein, then this Agreement shall remain in full force and effect, the Purchaser shall deposit an additional Fifty Thousand and No/100 Dollars ($50,000.00) (the “Additional Deposit”) with the Title Company, and the Deposit shall become non-refundable, except as otherwise provided herein.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants the following, each of which warranties and representations is material to and is relied upon by Purchaser:

2.1    Organization and Qualification. Seller is a limited liability company duly organized and validly existing under the laws of the State of Georgia with full power and authority to own assets and to carry on its business as it is now being conducted and to own or lease and operate the Assets it owns or leases as and in the place now owned, leased or operated, and as will be leased pursuant to the Facility Lease, respectively.

2.2    Authority; Binding Effect.

(a)    Subject to Seller’s receipt of the Seller Board Approval (as defined in Section 8.3 below), Seller has, and at Closing will have, the full limited liability company power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Seller in connection with such transactions, including, without limitation, the Seller Documents, and all agreements, instruments and documents being or required to be executed and delivered by Seller (collectively, “Related Documents”).

(b)    Subject to Seller’s receipt of the Seller Board Approval, this Agreement and each Related Document, upon due execution and delivery by Seller, will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its respective terms except as such enforceability may be limited by laws affecting creditors and purchasers rights generally and by general equitable principles.

(c)    Subject to Seller’s receipt of the Seller Board Approval, Seller has obtained all required corporate approval required for the execution and consummation of this Agreement, the Related Documents and all transactions contemplated hereby and thereby.

2.3    Governmental Authorities. Seller is not required to submit any notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority (individually, a “Governmental Authority” and collectively, “Governmental Authorities”) in connection with Seller’s execution or delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement.

2.4    Taxes. All real property taxes and assessments, and all personal property taxes and assessments, in connection with the Assets due and owing that are allocable to the period prior to Closing have been paid or, by the time of Closing, will be paid by Seller or by Tenant, as applicable.

2.5    No Defaults. The execution, delivery and performance of this Agreement and any of the Related Documents by Seller do not and will not:

(a)    Subject to Seller’s receipt of the Seller Board Approval, conflict with or result in any breach of the provisions of, or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other governing organizational documents, as the case may be, of Seller;

(b)    Violate any restriction to which Seller is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture or other material agreement or instrument, whether oral or written, to which Seller is a party, or by which it or any of the Assets are bound, which will not be fully satisfied, assigned or terminated on or prior to Closing as a result of the transactions contemplated in this Agreement, or result in the termination of any such instrument or termination of any provisions in such instruments, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Assets;

(c)    Create any liens or other encumbrances on the Assets in favor of third parties;

(d)    Constitute a violation of any applicable federal law of the United States or law of the State of Georgia of any Governmental Authority thereof (“Applicable Law”); or

(e)    Result in the breach or violation of any of the warranties and representations herein set forth by Seller.

2.6    Title to Property and Related Matters.

(a)    Seller has not received written notice of and has no actual Knowledge of violations by Seller of (i) any covenants or restrictions encumbering the Assets or (ii) any Applicable Laws relating to the operation of the Facility for the uses set forth in Recital A above or any other Applicable Laws of any Governmental Authorities applicable to the Assets or the operations thereof. Seller has no Knowledge of any agreements, documents or instruments which are not recorded among the Gilmer County, Georgia land records but which affect the title to the Facility, other than the Facility Lease (an “Unrecorded Title Exception”); provided, that for purposes of this Section 2.6(a), the term “Unrecorded Title Exception” shall not include any agreement, document, or instrument executed by Tenant to which Seller is not also a party.

(b)    Seller is the holder of fee simple title to the Facility, subject to the Permitted Title Exceptions set forth on Exhibit E attached hereto, and free and clear of all Monetary Encumbrances (as defined in Section 4.10(b)) other than such Monetary Encumbrances as Seller shall pay and discharge in full prior to or at Closing from the Purchase Price.

(c)    The Facility is supplied with such water, electricity, telephone, storm drainage and sewage utilities as are necessary for the operation of the Facility as currently operated, and Seller has not received written notice of any future plans by any utility provider to curtail or eliminate any utilities currently serving the Assets. To the Knowledge of Seller, all utility bills and deposits required by any utility provider have been paid, or will be paid in the ordinary course of business, by Seller or Tenant.

(d)    The Real Property abuts on and has direct vehicular access to a public road.

(e)    Seller has not received written notice of any pending rezoning or other pending land use actions affecting the Assets or any properties in the immediate vicinity of the Assets. Seller has not received written notice of and has no Knowledge of any threatened or contemplated rezoning or other land use actions affecting or which will affect the Assets, including, without limitation, on properties in the immediate vicinity of the Assets. Seller has not received written notice that the current use of the Facility is not lawfully permitted either as a currently conforming use or as a fully legally “grandfathered use”, nor has Seller received written notice of the violation of any Applicable Laws relating to the zoning, land use, building codes or other similar requirements of Governmental Authorities.

(f)    At the Closing, Seller shall not be indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Assets for which any such person could lawfully claim a lien against the Assets (“Lienable Work”); provided, that Lienable Work shall not include work commissioned by Tenant for which any such person could lawfully claim a lien against Tenant’s leasehold estate.

(g)    Seller has not received written notice and has no actual Knowledge of any condemnation or eminent domain proceedings pending, or, to the Knowledge of Seller, threatened or contemplated against the Assets or any part thereof, or access thereto, and Seller has not received written notice and has no actual Knowledge of the desire of any public authority or other entity to take or use the Assets or any part thereof. Between the Effective Date and the Closing, Seller will give Purchaser reasonably prompt written notice of any actual or any threatened or contemplated condemnation of any part of the Assets of which Seller receives written notice or obtains Knowledge.

(h)    There are no parties other than Seller in possession of the Assets, or any portion thereof, other than the Tenant under the Facility Lease and any party in possession by, through, or under Tenant.

(i)    There are no outstanding options or rights of first refusal to purchase the Assets or any portion thereof or interest therein.

2.7    Hazardous Substances.

(a)    For purposes of this Agreement, “Environmental Laws” means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act (15 U.S.C. §2601 et. seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Safe Water Drinking Act (42 U.S.C. §300(f) et. seq.), the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to (A) any aspect of the environment, (B) the preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Substances (as hereinafter defined), (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation or maintenance of personal and real property that manages or releases Hazardous Substances or at which Hazardous Substances are managed, (F) common law torts, including so-called “toxic torts”, and (G) environmental or ecological conditions on, under or about the Assets, all as in effect as of the Effective Date and on the Closing Date. For purposes of this Agreement, “Hazardous Substance” shall mean any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a “hazardous substance”, “hazardous material”, “toxic substance”, “hazardous waste”, “pollutant”, “contaminant” or words of similar import under any Environmental Law, including, without limitation, all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, any radioactive material, raw materials used or stored in the Facility and building components including, asbestos-containing materials in any form, radon gas and mold of a type or in amounts that may present a health hazard.

(b)    The Assets do not to the Knowledge of Seller contain any Hazardous Substance, except for Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Facility and which are commonly used in other similar facilities, such as cleaning fluids, insecticides and medicines (the “Common Products”), which Common Products have been to the Knowledge of Seller used, transported, stored and disposed of by Tenant in compliance in all material respects with applicable Environmental Laws;

(c)    There is no pending or to the Knowledge of Seller threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the presence, release or threat of release of any Hazardous Substance or violation of Environmental Laws at the Facility;

(d)    Seller has not received any notice of, and has no Knowledge that, any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Assets, or the generation, transportation, storage, treatment, or disposal at the Assets, of any Hazardous Substance. Seller shall notify Purchaser promptly of its receipt of any such notice or Knowledge after the Effective Date;

(e)    (i) Seller has owned and, prior to the lease thereof to Tenant, operated the Assets in compliance in all material respects with applicable Environmental Laws, obtained any necessary permits under the Environmental Laws for such operation of the Assets, and, except for use and/or storage of the Common Products, has not used any of the Assets for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances, and (ii) to the Knowledge of Seller, the Assets are currently in compliance in all material respects with applicable Environmental Laws;

(f)    There has been no discharge of any Hazardous Substance on or from any of the Assets during the time of Seller’s ownership or occupancy thereof; and

(g)    Seller has, or will, make available for Purchaser’s inspection copies of all material reports or tests in Seller’s possession with respect to (i) the compliance of the Assets with Environmental Laws and (ii) the presence of Hazardous Substances on, in or from the Facility or the Real Property.

2.8    Lease. Seller has provided or will provide to Purchaser a true and complete copy of the Facility Lease. The Facility Lease is in full force and effect; all rents due on or before the Effective Date under the Facility Lease have been timely paid and there has not been and there is no ongoing issue or dispute as to past rental payments; in each case, neither Seller, nor, to the Knowledge of Seller, Tenant is in default in any respect thereunder; and no waiver, indulgence or postponement of Seller’s obligations as the lessor under the Facility Lease, and Seller has no Knowledge of and has not received written notice that there exists any occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a default by Seller (or, to the Knowledge of Seller, by Tenant) under the Facility Lease.

2.9    Patriot Act. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”), and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”). Neither Seller nor any of its affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

2.10    Capital Expenditures. Except for routine expenditures for repairs and replacements in connection with the ongoing maintenance and upkeep of the Facility, which Tenant has covenanted and agreed to undertake and complete in the ordinary course consistent with past practices), Seller does not have any outstanding contracts for capital expenditures relating to the Facility, nor does Seller have any agreement, obligations or commitments for capital expenditures relating to the Facility, including, without limitation, additions to property, plant, equipment or intangible capital assets. Seller has not deferred or delayed implementing any capital expenditures at the Facility and, to the Knowledge of Seller the Facility has been constructed to an institutional (as opposed to residential) grade, including, without limitation, fire suppression systems and construction standards related to fire suppression.

2.11    Absence of Notices. Seller has not received any written notice, and has no Knowledge, that (a) any customer or supplier of Tenant intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with the Facility, either as a result of the transaction contemplated hereby or otherwise or (b) any federal, state, county, municipal or other Governmental Authority is alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of Applicable Law with respect to the Facility or any part thereof.

2.12    Financial Statements. Seller has delivered to Purchaser copies of the financial statements listed in the Preliminary Due Diligence Checklist certified by the chief financial officer of Seller (collectively, the “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles (“GAAP”) on a consistent basis throughout the periods covered thereby and present fairly in accordance with GAAP the financial condition of the Facility as of such dates and the results of operation of the Facility for such periods, except as to the absence of footnotes and subject to normal year-end adjustments.

2.13    No Litigation. There are no actions, suits, claims, governmental investigations or other legal or administrative proceedings pending, or any orders, decrees or judgments pending or in effect, or, to the Knowledge of Seller, threatened against or relating to Seller or, to the Knowledge of Seller, to the Facility, Tenant’s operation of the Facility, any of the Assets or against or relating to the transactions contemplated by this Agreement, in state courts, or in any federal courts, or, to the Knowledge of Seller, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other Governmental Authority.

2.14    Absence of Certain Changes or Events. From the date of last known inspection by Purchaser through the Effective Date, none of the Facility, Seller or, to the Knowledge of Seller, Tenant, has:

(a)    Suffered any Material Adverse Change;

(b)    Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets related to or connected with the Facility having a fair market value at the time of sale, transfer or disposition of $50,000.00 or more in the aggregate, or cancelled, or agreed to cancel, any debts or claims relating primarily to the Facility in the amount of $50,000.00 or more in the aggregate; or

(c)    Made any change in any method of accounting or accounting practice relating to the Facility.

2.15    Condition of Assets. All of the Improvements and Personal Property are located at or on the Facility and all such Improvements and material Personal Property are to the Knowledge of Seller in reasonable repair and working order normal wear and tear excepted.

2.16    Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Seller in this Agreement and the statements and information set forth in the attached Exhibits are true and correct in all material respects.

2.17    Materials Provided. To the Knowledge of Seller, all materials provided to Purchaser by Seller either prior to the Effective Date or during the term hereof, including, without limitation, all items on the Preliminary Due Diligence Checklist, are true and correct in all material respects.

Notwithstanding anything else to the contrary herein, any reference in this Agreement to “Knowledge” of Seller “known by Seller” or any like similar reference with respect to the Seller shall be deemed to mean either (i) the actual knowledge of a fact or other matter by Sheila Brockman, President and Secretary of Seller, and/or by Mark Stockslager, Vice President , Assistant Secretary and Treasurer of Seller; or (ii) a fact or other matter of which either of the individuals referenced in subsection (i) would have been actually aware had documents or other evidence not been intentionally disregarded that would have caused an ordinary business person in a similar business to be aware of such fact or matter.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Seller:

3.1    Corporate Organization; Etc. Purchaser is a corporation duly organized and validly existing under the laws of the State of Maryland with full power and authority to own assets and to carry on its business as it is now being conducted.

3.2    Authorization, Binding Effect. Subject to Purchaser’s receipt of the Purchaser Committee Approval (as defined in Section 7.3 below), Purchaser has, and at Closing will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions. The consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action of Purchaser. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Purchaser, will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3    No Violation. Subject to Purchaser’s receipt of the Purchaser Committee Approval, Purchaser is not subject to or obligated under any certificate of incorporation, bylaw, law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.

3.4    Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Purchaser in this Agreement are true and accurate in every material respect.

ARTICLE IV.

COVENANTS OF SELLER

Seller covenants and agrees during the period after the Effective Date and through and including the Closing Date as follows:

4.1    Regular Course of Business. Seller shall use commercially reasonable efforts to (a) cause Tenant to operate the Facility in a manner consistent with Applicable Laws and with the Facility Lease, without change except as expressly provided herein; (b) not enter into any agreements or leases that would have had to be disclosed on any exhibit hereto had such agreements or leases been entered into prior to the Effective Date without prior written notice to Purchaser and Purchaser’s approval thereof, which approval shall not be unreasonably withheld provided that Seller shall have no obligation hereunder to seek Purchaser’s approval of such agreements or leases entered into by Tenant to which Seller is not also a party; (c) not make any changes or modifications to the Facility Lease unless such changes or modifications are in accordance with sound business judgment and do not adversely affect the operation of the Facility; and (d) endeavor in good faith to maintain the goodwill of the Tenant.

4.2    Full Access and Disclosure. On the Effective Date, Seller shall notify the Tenant of the pending sale of the Facility to Purchaser and request the Tenant to fully cooperate with Purchaser and to treat the pending sale with confidentiality. Thereafter, Seller shall, to the extent consistent with the Facility Lease, afford to Purchaser and its counsel, accountants, environmental consultants, engineers, appraisers, lenders and other authorized representatives (collectively, “Purchaser’s Representatives”) reasonable access during normal business hours to the Facility during business hours, including, but not limited to, the roof, all FF&E, the heating and cooling systems, and any and all financial data and records, operating data and other information in Seller’s possession reasonably requested, including the Most Recent Financial Statements, audits, inspection reports, and all contracts, agreements, correspondence files and other documents of Seller relating to the Facility so that Purchaser may have a reasonable opportunity to make such investigations of the Assets and the Facility, provided however, no such access shall interfere in any material respect with Tenant’s business at or operation of the Assets. Seller shall be entitled to have a representative present during Purchaser’s scheduled visits. Seller shall make available for inspection by Purchaser such additional financial and operating data and other information in Seller’s possession as Purchaser and Purchaser’s Representatives may from time to time reasonably request, and Seller shall supplement or amend any information, written or otherwise, previously delivered or otherwise disclosed to Purchaser with respect to any matter hereafter arising which, if existing or occurring at the Effective Date, would have been required to be set forth or disclosed.

4.3    Borrowing. Seller shall not at any time after the Effective Date create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon all or any portion of the Assets.

4.4    Consents. Seller shall obtain, at Seller’s cost and expense, on or prior to Closing, all consents necessary for Seller to fulfill Seller’s obligations to consummate the transactions contemplated hereby and pursuant to the Facility Lease, including, without limitation, any required consents of any Governmental Authority.

4.5    Compliance with Laws. Seller shall comply with all Applicable Laws in conjunction with the execution, delivery and performance of this Agreement, the transactions contemplated hereby and the ownership and leasing of the Facility to Tenant under the Facility Lease prior to Closing.

4.6    Taxes. Seller shall file all federal, state and local returns, and, to the extent applicable, estimates and reports and pay all amounts then due, for all taxes for all periods through and including the Closing Date to the extent due and payable at any time prior to the Closing Date hereunder and otherwise to the extent necessary to transfer the Facility to Purchaser in accordance with the terms of this Agreement.

4.7    No Disposition of Assets. Seller shall not sell, lease or otherwise dispose of or distribute any of the Assets or properties related thereto or necessary for operation of the Facility.

4.8     Further Documentation. Seller agrees that following the Closing, upon request by Purchaser, Seller will, at no unreimbursed out-of-pocket cost to Seller, do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably requested by Purchaser which are required, in order to fully assign, grant, transfer, convey, assure and confirm to Purchaser, or to its successors and assigns, the Assets to be sold to Purchaser pursuant to this Agreement. This Section shall survive Closing.

4.9    Confidentiality. Seller and Purchaser will each use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement and all information relating to the other party (other than information that is a matter of public knowledge or that has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority) and such information shall not at any time be disclosed to third parties (including Facility-based Employees) by Seller or Purchaser or their respective representatives, other than to the extent necessary to consummate the transactions contemplated hereby or as required by Applicable Law or stock market rule.

4.10    Title Insurance and Survey; Environmental Assessments.

(a)    Existing Title Documents. As part of its delivery of the items on the Preliminary Due Diligence Checklist, Seller will provide to Purchaser a copy of Seller’s currently effective title insurance policy and plats and surveys in its possession that relate to the Real Property.

(b)    Title Commitment and Survey. Purchaser, at Purchaser’s option, shall obtain the following prior to the expiration of the Due Diligence Period: (i) an updated real property survey for the Facility (the “Survey”), and (ii) a title commitment for the Facility (the “Title Commitment”), issued by a national title company selected by Purchaser (the “Title Company”), which Title Commitment shall contain a commitment by the Title Company to issue to Purchaser a title insurance policy on an extended coverage ALTA Owner’s form, in form and substance reasonably acceptable to Purchaser (the “Title Policy”) insuring the valid fee simple title to the Facility. At Closing, Seller will execute and deliver or otherwise obtain such documents and instruments as the Title Company shall reasonably require in order to issue coverage and remove standard exceptions for the rights or claims of parties in possession not shown by public records (other than Tenant and those occupying the Facility by, through, or under Tenant); for easements or claims of easements not shown by public records (other than easements, or claims of easements executed by Tenant and encumbering Tenant’s leasehold estate); and for any lien or right to a lien for services, labor or materials heretofore or hereafter furnished, imposed by law and not shown by the public records(other than work commissioned by Tenant for which any such person could lawfully claim a lien against Tenant’s leasehold estate); including, without limitation, Seller’s affidavits, gap indemnities and the like; provided, however, in no event shall such documents enlarge the limited warranty of title contained in the special warranty deed to be executed by Seller at Closing; and provided further that such documents shall be in form and content reasonably acceptable to Seller. Purchaser shall have until the expiration of the Due Diligence Period to give written notice to Seller accepting or objecting to the Title Commitment and Survey (including the right to object to the Permitted Title Exceptions), to the extent obtained by Purchaser pursuant to this Section 4.10(b)), with any such notice of objection specifying the exceptions or other matters to which Purchaser objects. The failure of Purchaser to object to any matter reflected in the Title Commitment or Survey prior to the expiration of the Due Diligence Period shall cause such matter to become a Permitted Encumbrance; provided, however, Seller shall be unconditionally obligated to pay any outstanding indebtedness evidenced by any lien, mortgage, deed of trust, deed to secure debt, security agreement, judgment, tax lien or other encumbrance which affect the Assets and which appear as a title exception or requirement in the Title Commitment, capable of being released through or as a result of the payment of a liquidated amount of money (collectively, “Monetary Encumbrances”) irrespective of whether Purchaser objects to same unless and only to the extent that such obligation is waived in writing by Purchaser; provided: (i) that, in the event Seller notifies Purchaser that Seller has a good faith legal objection to the legitimacy or enforceability of a Monetary Encumbrance within three (3) Business Days of receiving notice of said Monetary Encumbrance, Seller shall have the right to escrow at Closing funds necessary to satisfy the Monetary Encumbrance, in lieu of paying such amount to the lienholder; and (ii) Monetary Encumbrances shall not include any liens placed upon the leasehold estate of Tenant by Tenant. Notwithstanding the foregoing, Purchaser shall not have the right to object to any matters created or consented to in separate written consent by Purchaser, all of which shall be deemed to be “Permitted Encumbrances” hereunder. If Purchaser objects to any encumbrance or other matter reflected in the Title Commitment or Survey, Seller shall have ten (10) Business Days from the date of Seller’s receipt of the notice of such objection in which to advise Purchaser whether or not Seller will cure the same at or prior to Closing (which cure may be effected by payment and discharge of the objectionable item at Closing or by causing the Title Company to remove the same as an exception or affirmatively insure over such item at Closing provided such affirmative insurance shall be reasonably satisfactory to Purchaser and any lender of Purchaser and sufficient to adequately address Purchaser’s and any lender’s reasonable concerns with respect to such matter); provided, however, Seller shall have the right, but not the obligation to cure any title objection. In the event Seller shall fail or refuse to do so within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Seller in writing of Purchaser’s election (y) to terminate this Agreement by notice to Seller, in which case the Deposit shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder, except as expressly provided herein, or (z) to accept the Facility subject to such title exception (in which case such title exception shall become a Permitted Encumbrance hereunder). In the event that any update to the Title Commitment prior to or on the Closing Date reveals any new matter not previously shown or disclosed on the prior Title Commitment, then Purchaser will have the same rights of objection, termination and election to close subject to such new matter, and Seller will have the same rights of cure, as set forth above. In the event Seller undertakes or commits to cure any item to which Purchaser objects and does not cure the same on or before Closing, completion of such cure to Purchaser’s reasonable satisfaction shall be a condition to Purchaser’s obligation to close the transaction contemplated herein.

(c)    Environmental Reports. Seller will provide copies of any previously prepared Phase I environmental assessments or other environmental assessments in Seller’s possession conducted for the Facility pursuant to the Preliminary Due Diligence Checklist and Seller will permit Purchaser and its agents to conduct an environmental assessment for the Facility (the “Phase I”). Purchaser will have until the expiration of the Due Diligence Period to approve or disapprove the Phase I in writing delivered to Seller. If the Phase I recommends that a Phase II Environmental Assessment (a “Phase II”) be ordered for the Facility, then Purchaser will use commercially reasonable efforts to obtain such Phase II prior to the expiration of the Due Diligence Period. If, notwithstanding Purchaser’s commercially reasonable efforts, the Phase II is not completed prior to the expiration of the Due Diligence Period, the Due Diligence Period shall automatically be extended until the date that is five (5) Business Days after the date that Purchaser receives the Phase II but in no event by more than ten (10) Business Days. Should Purchaser disapprove of any matter set forth in the Phase I or Phase II, Purchaser shall notify Seller in writing of such disapproval at or prior to the expiration of the Due Diligence Period (as such period may be extended as contemplated above) (the “Environmental Notice”). The failure of Purchaser to deliver an Environmental Notice to Seller on or prior to the expiration of the Due Diligence Period shall be deemed to be a waiver by Purchaser of any right to disapprove any matter specifically set forth in the Phase I or Phase II, respectively. If Purchaser delivers an Environmental Notice to Seller prior to the expiration of the Due Diligence Period, Seller shall have ten (10) Business Days from the date of Seller’s receipt of such Environmental Notice in which to advise Purchaser whether or not Seller will cure the same prior to Closing, and if Seller fails or refuses to do so within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Seller in writing of Purchaser’s election (x) to waive the matters to which Purchaser objected and to proceed to Closing or (y) to terminate this Agreement by notice to Seller, in which case the Deposit shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder or (z) to extend the Closing Date for a period not to exceed thirty (30) days to enable Purchaser or Seller to so cure; provided, however, (i) Purchaser shall have the right, but shall not be obligated, to cure such matters and (ii) if neither party cures such matters in said thirty (30) day period, Purchaser shall again have the right to terminate this Agreement, in which case the Deposit shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder.

(d)    No Solicitation. After the Effective Date and before the Closing Date, Seller shall not directly or indirectly, through any officer, director, employee, agent or otherwise, solicit or agree to any proposal or offer from any person to purchase or acquire all or any portion of the Assets, or any controlling equity interest in Seller or enter into any business combination involving Seller which results in a change in control of Seller.

(e)    Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Seller shall give Purchaser as promptly as practicable written notice of (i) any representation and warranty made by Seller in this Agreement which Seller hereafter learns was inaccurate or incorrect in any material respect when originally made and (ii) any event, change or occurrence known to Seller which would make any representation or warranty of Seller inaccurate or incorrect in any material respect as of the time of such event, change or occurrence (Seller hereby acknowledging and agreeing that all representations and warranties of Seller herein (together with and subject to any modifications thereto by Seller notified to Purchaser prior to termination of the Due Diligence Period) are hereby deemed to be re-made and re-affirmed by Seller upon expiration of the Due Diligence Period if Purchaser shall not have theretofore terminated this Agreement) and (iii) any event, change or occurrence known to Seller which Seller believes will prevent Seller from making the same representations and warranties as set forth herein (together with and subject to any modifications thereto by Seller notified to Purchaser prior to termination of the Due Diligence Period) on and as of the Closing Date. The giving of any such notices after the termination of the Due Diligence Period shall not limit or modify any rights of Purchaser hereunder arising in the case of a breach of a representation or warranty by Seller, and Purchaser shall have the right to terminate this Agreement at any time prior to Closing following receipt by Purchaser of any such notice of a materially inaccurate or incorrect representation or warranty.

ARTICLE V.

COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that:

5.1    Compliance with Laws. Purchaser shall comply in all material respects with all Applicable Laws Purchaser is required to comply with in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.2    Required Consents; Governmental Approvals. Subject to Purchaser’s performance of its obligation to cooperate and provide information as contemplated herein, Seller shall make all filings with Governmental Authorities, and use commercially reasonable efforts, in each case to seek to obtain any permits, approvals, authorizations and consents of all Governmental Authorities required for Seller to consummate the transactions contemplated by this Agreement. Subject to Seller’s performance of its obligation to cooperate and provide information as contemplated herein, Purchaser shall make all filings with Governmental Authorities, and use commercially reasonable efforts, in each case to seek to obtain any permits, approvals, authorizations and consents of all Governmental Authorities required for Purchaser to consummate the transactions contemplated by this Agreement. Any such permits, approvals, authorizations and consents of all Governmental Authorities required by Seller and/or Purchaser are individually and collectively referred to herein as “Governmental Approvals”. Each party shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing. The Governmental Approvals shall be referred to as “Required Consents”.

5.3    Further Documentation. Purchaser agrees that following the Closing Date, upon request by Seller, Purchaser will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Purchaser under this Agreement in any manner and without requiring the expenditure of funds by Purchaser, as necessary to fully consummate the transactions contemplated by this Agreement.

5.4    Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Purchaser shall give Seller prompt written notice of any representation and warranty made by Purchaser in this Agreement which becomes materially inaccurate or incorrect, to the extent Purchaser obtains knowledge of such inaccuracy or incorrectness.

ARTICLE VI.

INDEMNIFICATION

6.1    Indemnification by Seller. Seller unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Purchaser from and against any and all, cost or expense, including reasonable attorneys’ fees, arising from (i) the breach or violation of any representation or warranty of Seller contained herein (as the same may be modified by Seller as notified to Purchaser prior to termination of the Due Diligence Period) or (ii) the failure of Seller to satisfy or perform in any material respect any covenant contained herein. Payment shall not be a condition precedent to recovery under the foregoing indemnification provision. In no event will Seller be liable under this Agreement for any consequential, special, exemplary, punitive or indirect damages (including loss of profits, business or anticipated savings) or damages of a tortious nature.

6.2    Indemnification by Purchaser. Purchaser hereby unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Seller from and against any and all loss, cost or expense, including costs and reasonable legal fees, incurred by Seller as a result of (i) the breach or violation of any representation or warranty of Purchaser hereunder (ii) the failure of Purchaser to satisfy or perform in any material respect any covenant contained herein and/or (iii) any physical damage to the Assets resulting from Purchaser’s environmental inspection or any other due diligence inspection thereof. Payment shall not be a condition precedent to recovery under the foregoing indemnification provision. In no event will Purchaser be liable under this Agreement for any consequential, special, exemplary, punitive or indirect damages (including loss of profits, business or anticipated savings) or damages of a tortious nature.

6.3    Notification of Claims.

(a)    A party entitled to be indemnified pursuant to Section 6.1 or 6.2 (the “Indemnified Party”) shall notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand which the Indemnified Party has determined gives rise or will likely give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand and has made such determination; provided, however, that the Indemnified Party’s failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party’s rights with respect thereto except to the extent the Indemnified Party is prejudiced by the delay. Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article within thirty (30) days after the receipt of written notice thereon from the Indemnified Party, it being agreed that the Indemnifying Party need not satisfy such obligations during any period in which the Indemnifying Party is defending in good faith the applicable third party claim in the manner described hereinbelow.

(b)    If the Indemnified Party notifies the Indemnifying Party of any claim or demand pursuant to Section 6.3(a), the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party, acting reasonably and in good faith, shall have the right to participate at its own expense in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as practicable (but in any case reasonably in advance of the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 6.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to such counsel all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim or demand.

(c)    The Indemnified Party, acting reasonably and in good faith, shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless the Indemnified Party determines in good faith that there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will have the right to choose and fund other counsel to represent the Indemnified Party or to reimburse the Indemnified Party for the expenses of its counsel). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such Third Party Claim, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such Third Party Claim, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable legal expenses and out-of-pocket expenses incurred in connection with such requested participation.

(d)    Neither the Indemnifying Party nor the Indemnified Party may, without the prior written consent of the other, settle or compromise any claim against the other or consent to the entry of any judgment with respect to which indemnification is being sought hereunder, no such consent to be unreasonably withheld or delayed; provided however, no consent to any settlement or compromise by an Indemnified Party of any claim against such Indemnified Party shall be required if such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes in any material respect with the business of the Indemnified Party or any of the Indemnified Party’s affiliates.

ARTICLE VII.

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

Each and every obligation of Purchaser under this Agreement, except for the obligations of Purchaser to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions set forth in this Article, unless waived in writing by Purchaser. The following constitute material conditions to Purchaser’s performance hereunder, the failure of any of which shall entitle Purchaser to terminate this Agreement upon written notice to Seller:

7.1    Representations and Warranties; Performance.

(a)    The representations and warranties made by Seller herein and in the Related Documents shall be true and correct in all material respects as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b)    Seller shall have performed and complied in all material respects with each of its covenants pursuant to this Agreement or any Related Documents in all material respects through the Closing.

7.2    Required Consents; Authorization.

(a)    Purchaser or its designee shall have received or obtained any Required Consents necessary for Seller and Purchaser to enter into and perform the transactions contemplated by this Agreement.

(b)    Purchaser shall have received certified copies of resolutions duly adopted by the board of directors of Seller (or Seller’s general partner, manager or members, as appropriate) approving the transactions contemplated by this Agreement.

(c)    No Destruction or Condemnation of Property. The Facility shall not have suffered material damage, destruction or condemnation loss (or received notice of an impending condemnation loss). If, after the Effective Date, the Facility incurs damage, destruction or condemnation loss (or received notice of an impending condemnation loss) which is not material damage, destruction or loss, Seller shall be required to repair any such damage, destruction or loss (in all instances to restore the Facility to fully functional status consistent with prior operation) before Purchaser shall be obligated to proceed to Closing. For the purposes of this Section, “material damage, destruction or loss,” shall mean damage to, or condemnation loss (or impending condemnation loss) that (a) is reasonably expected to cost $250,000.00 or more to repair, (b) materially interferes with the operation of the Facility or (c) renders the Facility less than a functional structure in which Tenant can operate the business currently conducted thereon.

(d)    No Proceeding or Litigation. No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that would reasonably be expected to result in a decision that would (i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

(e)    Title to Real Property. Seller’s conveying title to the Real Property to Purchaser in accordance with the requirements of this Agreement free from all title encumbrances except the Permitted Title Exceptions.

(f)    Material Adverse Change. There has been no Material Adverse Change. For purposes hereof, the term “Material Adverse Change” shall mean any change or event or effect that is materially adverse to the Assets, business, prospects or financial condition, taken as a whole, of the Seller, the Tenant or the Facility.

(g)    Other Agreements. Seller shall have delivered into the Closing escrow its countersigned copies of the Seller Documents.

7.3    Approval of Investment Commitment of Board of Directors. Purchaser shall have obtained the approval of the transactions contemplated by this Agreement by the Investment Committee of Purchaser’s Board of Directors (the “Purchaser Committee Approval”) on or before the last day of the Due Diligence Period. If Purchaser is unable to obtain the Purchaser Committee Approval by said date, then Purchaser shall notify Seller in writing of the same on or before 6:00 p.m. CT on the last day of the Due Diligence Period whereupon this Agreement shall terminate, the Deposit shall be refunded to Purchaser, and the parties shall thereafter be released from all further duties and obligations under this Agreement, except as otherwise expressly provided in this Agreement.

ARTICLE VIII.

CONDITIONS TO THE OBLIGATIONS OF SELLER

Each and every obligation of Seller under this Agreement, except for the obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Seller:

8.1    Representations and Warranties; Performance.

(a)    The representations and warranties made by Purchaser herein and in the Related Documents, shall be true and correct in all material respects on and as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b)    Purchaser shall have performed and complied with all covenants required by this Agreement to be performed and complied in all material respects with by Purchaser prior to the Closing.

8.2    Other Agreements. Purchaser shall have delivered into the Closing escrow its countersigned copies of the Purchaser Documents.

8.3    Approval of Board of Directors. Seller shall have obtained the approval of the transactions contemplated by this Agreement by the Board of Directors of SunLink Health Systems, Inc. (the “Seller Board Approval”) on or before November 8, 2016. If Seller is unable to obtain the Seller Board Approval by said date, then Seller shall notify Purchaser in writing of the same on or before 6:00 p.m. CT on November 8, 2016 whereupon this Agreement shall terminate, the Deposit shall be refunded to Purchaser, and the parties shall thereafter be released from all further duties and obligations under this Agreement, except as otherwise expressly provided in this Agreement.

ARTICLE IX.

CLOSING

9.1    Possession and Closing Documents.

(a)    Possession. Possession of all Assets sold hereunder shall be delivered to Purchaser on the Closing Date unless Tenant is entitled possession thereto pursuant to the terms of the Facility Lease.

(b)    Closing Documents. Seller shall deliver to Purchaser on the Closing Date:

(i)    A duly executed special warranty deed conveying the Real Property and Improvements to Purchaser, free and clear of all encumbrances other than the Permitted Title Exceptions (the “Deed”);

(ii)    A duly executed Bill of Sale for any Personal Property in the form attached hereto as Exhibit C;

(iii)    An assignment of the Facility Lease, in the form attached as Exhibit D (the “Lease Assignment”).

(iv)    Such additional bills of sale, certificates of title and other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to Purchaser and Seller, dated as of the Closing, conveying all title to the Assets, free and clear of all liens, liabilities, security interests or encumbrances except as otherwise permitted herein;

(v)    Evidence of the authority of Seller to execute and deliver the Seller Documents in order to effectuate the Closing;

(vi)    Duly executed affidavit in form reasonably satisfactory to the Title Company and to Seller sufficient in form to obtain the Title Policy, without exception for mechanic’s, materialman’s or other statutory liens arising by, through or under Seller;

(vii)    A closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, and the allocation of costs specified herein (“Closing Statement”), duly executed by Seller;

(viii)    A duly executed bring-down certificate in form reasonably acceptable to Purchaser, reaffirming that the representations and warranties of Seller are true and correct as of the Closing Date;

(ix)    A duly executed certificate and affidavit of non-foreign status;

(x)    The original Facility Lease; and

(xi)    Any other documents reasonably required by the Title Company.

(c)    Purchaser shall deliver to Seller or cause to be delivered to Seller on the Closing Date, in addition to the Deposits set forth in Section 1.4 above, the following:

(i)    the Lease Assignment;

(ii)    the Closing Statement.

9.2    Prorations. The following shall be apportioned with respect to the Facility as of the Closing Date, as if Purchaser were vested with title to the Facility during the entire day upon which Closing occurs:

(a)    All rents and other sums (the “Rents”) due under the Facility Lease for the month of Closing shall be prorated as of the Closing Date. If the Rents have not been paid for the current month as of the Closing Date (the “Closing Month Rents”), the prorated amount of the Closing Month Rents that would be due Seller had the tenants paid such amount for such month shall be paid to Seller at Closing by Purchaser, and Purchaser shall be responsible for collecting the Closing Month Rents from the Tenant.

(b)    Taxes (including personal property taxes on Personal Property included in this sale), storm water charges, water charges and sewer rents, if any.

(c)    Any other operating expenses or other items pertaining to the Facility which are customarily prorated between a purchaser and a seller in the area in which the Facility is located.

(d)    Notwithstanding anything contained in the foregoing provisions:

(i)    Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before the Closing Date for which Tenant is not responsible under the Facility Lease and Purchaser shall pay the taxes and assessments prior to their becoming delinquent; provided, that Purchaser will be credited for the amount of any taxes collected by Seller from Tenant but unpaid as of Closing. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed

9.3    Closing Costs. Each party shall pay its respective attorney’s fees. Seller shall pay (i) fifty percent (50%) of any escrow or closing charges of the Title Company, (ii) any recording fees associated the recording of the Deed, (iii) all grantor’s tax or other similar transfer taxes, (iv) all costs (including recording costs) to payoff and release any Monetary Encumbrance, and (v) any brokerage fees associated with this transaction. Purchaser shall pay (i) fifty percent (50%) of any escrow or closing charges of the Title Company, (ii) the title exam fees and the premium for the Title Policy and the cost of all title endorsements required by Purchaser, and (iii) all costs associated with the inspections and investigations conducted by Purchaser or its agents or representatives during the Due Diligence Period, including without limitation, the environmental report, survey, and property condition assessment. All other closing costs shall be allocated to each party as is customary for this type of transaction in the State of Georgia.

ARTICLE X.

DEFAULT; REMEDIES

10.1    Purchaser’s Default. If at any time Purchaser is in default of any representation, warranty or covenant of Purchaser under this Agreement in any material respect, and Seller gives notice of such default to Purchaser (“Seller’s Notice”) then Purchaser will have a period expiring on the tenth (10th) Business Day after the date of Seller’s Notice (“Purchaser’s Cure Period”), to (i) correct or cure Purchaser’s default or (ii) if the Due Diligence Period has not expired, to terminate this Agreement by notice to Seller, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further rights, duties or obligations hereunder except as expressly survive the termination hereof.

10.2    Default Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser’s default is corrected or cured within Purchaser’s Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended by not more than fourteen (14) days to accommodate any delay resulting from such default.

10.3    Default Not Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser does not cure its default within the Purchaser’s Cure Period,

then, provided no default by Seller then exists and provided that Seller has not elected to waive such default, this Agreement shall terminate and the parties shall be released and discharged of and from all further obligations and liabilities under this Agreement, and the Deposit shall be paid to Seller as Seller’s sole and exclusive liquidated damages and in full and complete settlement and liquidation of all damages sustained by Seller, it being acknowledged by Seller and Purchaser that the amount of damages incurred by Seller as a result of Purchaser’s default would be substantial but difficult, if not impossible, to ascertain and that such liquidated damages represent the parties’ best estimate of the damages Seller will incur as a result of such default. Seller shall not be entitled to exercise any other rights, powers or remedies at law or in equity, other than its right to receive the Deposit pursuant hereto, and Seller hereby expressly and irrevocably waives all such other rights, powers and remedies and hereby covenants not to sue.

10.4    Seller’s Default. If Seller is in default of any representation, warranty or covenant of Seller under this Agreement in any material respect and Purchaser gives notice of such default to Seller (“Purchaser’s Notice”), then Seller will have a period expiring on the tenth (10th) Business Day after the date of Purchaser’s Notice (“Seller’s Cure Period”), to correct or cure Seller’s default.

10.5    Default Cured. If Seller’s default is corrected or cured within Seller’s Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended by not more than fourteen (14) days to accommodate any delay resulting from such default.

10.6    Default Not Cured. If Seller does not cure its default within the Seller’s Cure Period then, upon notice to Seller, Purchaser may elect to either (i) proceed to Closing, in which case, in addition to the right to monetary damages resulting from such default, Purchaser will have the right to maintain an equitable action against Seller for specific performance of its obligation to sell the Assets and to perform hereunder; or (ii) terminate this Agreement. If Purchaser elects to terminate this Agreement under subsection (ii) above, then (A) the Deposit shall be retained by Purchaser; and (B) Purchaser shall be entitled to pursue an action for damages against Seller.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

11.1    Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties with respect to any of the terms contained herein.

11.2    Waiver of Compliance; Consent. Any failure of Seller, on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

11.3    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service, or on the third (3rd) day after mailing, if mailed):

If to Seller, to:

SunLink Healthcare Professional Property, LLC

900 Circle 75 Parkway

Suite 1120

Atlanta, GA 30339

Attention: President

Fax No.: (770) 9337010

E-mail: sheila.brockman@medcare-south.com

with copies to (which shall not constitute notice):

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, NE, Suite 3100

Atlanta, Georgia 30309

Attention: Howard E. Turner

Facsimile: (404) 685 - 6894

Email: hturner@sgrlaw.com

If to Purchaser, to:

Global Medical REIT, Inc.

4800 Montgomery Lane, Suite 450

Bethesda, Maryland 20814

Fax: 202 380 0891

Email: AlfonzoL@GlobalMedicalREIT.com

with a copy to:

Bradley Arant Boult Cummings LLP

1600 Division Street, Suite 700

Nashville, TN 37203

Attn: Ann Peldo Cargile

Fax: 615-252-2373

Email: acargile@bradley.com

or to such other person or address as any party shall furnish to the other parties in writing pursuant to this Section. Notwithstanding the foregoing, Purchaser shall be permitted in connection with the exercise of its rights to terminate this Agreement or to give title, survey or environmental objections on or before the expiration of the Due Diligence Period to send any such termination or objection notice via electronic mail which shall constitute effective delivery for purposes hereof.

11.4    Brokers and Finders; Expenses. Except for Seller’s retention of Brown Gibbons Lang & Company Real Estate Partners, whose compensation shall be the sole obligation and responsibility of Seller, the parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction. Seller on the one hand, and Purchaser, on the other, each agrees to indemnify the other for any losses incurred with respect to a breach of this Section. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.5    Attorney’s Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to be awarded and to be reimbursed by the non-prevailing party for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party in connection with any action, suit or proceeding to enforce the other’s obligations under this Agreement.

11.6    Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Purchaser may assign its rights under the Agreement to an affiliate that controls Purchaser or is controlled by Purchaser or is under common control with Purchaser, including joint venture entities in which Purchaser or its affiliates share control with third parties, without the prior written consent of Seller (each such assignee a “Purchaser’s Permitted Assignee”) but no such assignment shall relieve Purchaser of its obligations hereunder except to the extent fully and timely performed by Purchaser’s Permitted Assignee. Other than the foregoing, neither Purchaser nor Seller may assign this Agreement without first obtaining the other party’s written consent, which may be withheld in such other party’s sole discretion. Subject to the foregoing, upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section, Purchaser’s Permitted Assignee(s) shall, be entitled to the rights and be subject to the obligations of the Purchaser hereunder and shall be the beneficiary of all of Seller’s warranties, representations and covenants in favor of Purchaser under this Agreement.

11.7    Governing Law. This Agreement shall be governed by the laws of the State or Commonwealth where the Facility is located as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

11.8    Business Day. If the date for the giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day, such date shall be automatically extended to the next Business Day. As used herein, a “Business Day” means any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in the State or Commonwealth where the Facility is located Tennessee.

11.9    Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement or any amendment hereto may be delivered by electronic or facsimile transmission.

11.10    Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.11    Entire Agreement. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

11.12    Warranty of Authority. Each of the parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

11.13    Exhibits. Nothing in any Exhibit shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Exhibit identifies the exception and the specific representation to which it relates with reasonable particularity and describes the relevant facts in reasonable detail. Any fact or item disclosed on any Exhibit hereto shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

11.14    Reliance. In executing and in carrying out the provisions of this Agreement, the parties are relying solely on the representations, warranties and agreements contained in this Agreement and on any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

11.15    Publicity. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make the following public disclosure (without the consent of the other party): (a) if prior to Closing, such disclosure it believes in good faith is required by Applicable Law or stock market rule; or (b) if post-Closing, disclosure of such of the principal terms of the transaction contemplated by this Agreement that such party elects to make.

11.16    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

GLOBAL MEDICAL REIT, INC., a Maryland corporation

By:
David A. Young, Chief Executive Officer

Date: , 201

[SELLER’S SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

SUNLINK HEALTHCARE PROFESSIONAL PROPERTY, LLC, a Georgia limited liability company

By:
Name:	Sheila Brockman
Title:	CEO
Date:	November 1, 2016

FIRST AMENDMENT

TO

PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (the “Amendment”) is made and entered into as of the latest date appearing below the signatures to this Amendment (the “Effective Date”), by and between SUNLINK HEALTHCARE PROFESSIONAL PROPERTY, LLC (herein called “Seller”) and GLOBAL MEDICAL REIT INC., its successors or assigns (herein called “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser entered into that certain Purchase Agreement, dated effective as of November 1, 2016 (the “Agreement”), pursuant to which Seller agreed to sell and Purchaser agreed to purchase a tract of land consisting of approximately 6.6 acres of improved real property commonly known as 822, 824, and 826 Industrial Boulevard, Ellijay, Georgia, together with all improvements, buildings and other constructions, fixtures and component parts thereof, and personal property (if any) owned by Seller and located thereon, and all easements and appurtenances thereto and Seller’s right, title and interest in and to adjacent rights of way, as more particularly described in the Agreement;

WHEREAS, the Due Diligence Period currently expires on December 1, 2016;

WHEREAS, Seller has agreed to extend the Due Diligence Period by ten (10) days under the terms and conditions provided below; and

WHEREAS, Seller and Purchaser desire to amend the Agreement to reflect the foregoing.

NOW, THEREFORE, for good and valuable consideration, the receipt and total sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.    Defined Terms. Unless otherwise defined in this Amendment, each term used in this Amendment with its initial letter capitalized that has been specially defined in the Agreement shall have the same meaning herein as given to such term in the Agreement.

2.    Extension of Due Diligence Period.    Seller and Purchaser hereby agree to extend the Due Diligence Period by a period of ten (10) days, such that the Due Diligence Period shall expire upon 6:00 p.m. CT on December 12, 2016.

3.    Closing Date. Seller and Purchaser hereby agree that the Closing shall occur on or before 2:00 p.m. CT on December 16, 2016 (the “Closing Date”).

4.    Continuing Effect. Except as expressly modified by this Amendment, the Agreement is hereby ratified and shall continue in full force and effect.

5.    Entire Agreement. The parties acknowledge that this Amendment reflects the entire agreement of the parties as it relates to this Amendment.

6.    Full Force and Effect. Except as modified hereby, the Agreement remains in full force and effect and the parties hereby ratify the same, as modified by this Amendment.

7.    Successors and Assigns. This Amendment is binding upon, and inures to the benefit of the parties hereto and their respective successors and assigns.

8.    Counterparts. To facilitate execution, this Amendment may be executed in as many counterparts as may be convenient or required. The signature of, or on behalf of, each party, need not appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages. Any counterpart of this Amendment may be signed by facsimile, and a copy of a signed counterpart of this Amendment transmitted by facsimile shall be deemed effective as an originally executed counterpart hereof.

9.    Conflicts. In the event that any conflict is determined to exist between a term or provision of the Agreement and a term or provision set forth in this Amendment, this Amendment shall control.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by such party as of the Effective Date.

SELLER:

SUNLINK HEALTHCARE PROFESSIONAL PROPERTY, LLC

By:
Name:
Title:
Date:

PURCHASER:

GLOBAL MEDICAL REIT INC.

By:
Name:
Title:
Date:

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